Exhibit 99.1

            FARO Technologies Reports Executives Stock Sale Plan And
                          Related Party Loan Repayment

    LAKE MARY, Fla., Sept. 8 /PRNewswire-FirstCall/ -- FARO Technologies, Inc. (Nasdaq: FARO) today reported that two executive officers intend to exercise, at prices ranging from $2.16 to $3.31, a portion of the stock options they hold and then sell the resulting shares. Simon Raab, President and CEO, is expected to sell 190,000 shares representing 5.9% percent of his beneficially owned shares. Gregory Fraser, Executive Vice President, is expected to sell 120,000 shares representing 21.3% of his beneficially owned shares.

    The following table shows the shares and stock options beneficially held by the Chief Executive Officer and Executive Vice President before and after the expected sale:

        Shares Before   Shares After    Options Before  Options After
CEO         3,019,749      3,019,749           280,000         90,000
EVP           442,265        442,265           180,000         60,000

    The Company also reported the repayment of a $1.1 million loan, which FARO had made in 2000 to managers of the Company's European operations, as part of an acquisition agreement. The collateral for the loan was approximately 177,000 of the Company's shares. Under the terms of the loan agreement, the repayment of the loan was required through the sale of the collateral shares when the price of the Company's stock reached $11.34.

    "This option exercise will allow Greg and I to somewhat diversify our holdings, without changing our core (non option-related) share holdings which remain at 3.7% and 25.4% of total outstanding shares, respectively. To date we have exercised and sold 41,500 shares each, and we do not expect to sell the balance of these option related shares below approximately $11.90 per share. The combination of the loan repayment and the complete option exercise will add approximately $1.9 million to the Company's cash position," said Simon Raab, President and CEO.

    About FARO

    FARO Technologies, Inc. (Nasdaq: FARO) and its international subsidiaries design, develop, and market software and portable, computerized measurement devices. The Company's products allow manufacturers to perform 3-D inspections of parts and assemblies on the shop floor. This helps eliminate manufacturing errors, and thereby increases productivity and profitability for a variety of industries in FARO's worldwide customer base. Principal products include the FARO Gage(TM), Platinum and Titanium FaroArms(R), Control Station(R) measurement system, the FARO Laser Tracker(R), the Advantage FaroArm(TM) and Tracker(TM), and a CAM2(R) family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO 9001 certified and Guide 25 approved. Learn more at www.faro.com.

SOURCE  FARO Technologies, Inc.
    -0-                             09/08/2003
    /CONTACT:  Greg Fraser, Executive Vice President & CFO, FARO,
+1-407-333-9911; or Vic Allgeier, The TTC Group, +1-212-227-0997, for FARO/
    /First Call Analyst: /
    /FCMN Contact: trowbris@faro.com /

    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20000522/FLM035LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.faro.com/
    (FARO)

CO:  FARO Technologies, Inc.
ST:  Florida
IN:  AUT MAC STW
SU: